Exhibit 99.1


CONTACT:      Gary S. Maier
              Maier & Company, Inc.
              (310) 442-9852


        PERFUSION PARTNERS SETTLES PATENT DISPUTE WITH CYTOMEDIX

-- Granted License for Platelet-Derived Therapies for Tissue Healing --

ROCKVILLE, Maryland - June 27, 2005 -- Cytomedix (AMEX: GTF) today announced that Perfusion Partners and Associates Inc. (PPAI), based in Fort Meyers, Florida, and its affiliate organization, Transcorporeal Inc., have settled a patent dispute with Cytomedix for its platelet-derived therapies for treating wounds and other damaged tissue.

Cytomedix had filed a suit against PPAI in the United States District Court for the Northern District of Illinois, which included claims for infringement of its "Knighton" patent related to the use of platelet releasates for the healing of tissue. PPAI is a provider of perfusion and blood component therapies including services and products related to platelet gel therapies for patients undergoing surgeries or with chronic non-healing wounds. Subsequent to the legal action by Cytomedix, PPAI became a debtor and debtor in possession in a Chapter 11 case pending before the Bankruptcy Court for the Middle District of Florida, Fort Myers Division. This settlement is contingent upon the approval of that court.

Under the terms of the settlement agreement, Cytomedix has granted a license to PPAI for the practice of the Knighton patent for PPAI's products and services. PPAI agreed to pay royalties of $250,000 plus 10 percent of future gross sales of all licensed products and services. PPAI also agreed not to promote any products or services that infringe upon Cytomedix's patent that are not licensed by Cytomedix.

"The successful resolution of this matter highlights the strength of Cytomedix patents and the commitment of management to continue to implement a strategy that maximizes the benefit to our shareholders from the company's intellectual property. While it is unfortunate that the matter required legal proceedings to be resolved, we wish PPAI and its affiliates well and look forward to working with them as licensing partners of our technology," said Dr. Kshitij Mohan, the chairman and chief executive officer of Cytomedix.

"It is our hope that this settlement further validates our resolve and our ability both to defend our intellectual property and to share it in an equitable manner with other companies, whether small or large, that are engaged in the manufacture of products, or provide services, covered by Cytomedix's patents," Mohan added.

ABOUT THE COMPANY

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(TM) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well-controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings.

Additional information is available at: www.cytomedix.com

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

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